                                                                   EXHIBIT 99-23

                   TENTH AMENDMENT TO TRUST AGREEMENT BETWEEN
                      FIDELITY MANAGEMENT TRUST COMPANY AND
                           THE DETROIT EDISON COMPANY

      THIS TENTH AMENDMENT, dated as of the first day of May, 2000, by and between Fidelity Management Trust Company (the "Trustee") and The Detroit Edison Company (the "Sponsor"):

                                   WITNESSETH:

      WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated June 30, 1994, as amended with regard to The Detroit Edison Savings & Investment Plan. The Detroit Edison Savings & Investment Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers, and The Detroit Edison Savings & Investment Plan for Employees Represented by Local 223 of the Utility Workers Union of America (collectively and individually, the "Plan"); and

      WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 14 thereof:

      NOW THEREFORE, in consideration of the above premises the Trustee and the Sponsor hereby amend the Trust Agreement by:

      (1) Amending the "Processing" Section of Schedule "A" to add the following:

                  - Roll-In Processing. The Trustee shall process the qualification of rollover contributions to the Trust. The procedures for qualifying a rollover are directed by the Sponsor and the Trustee shall accept or deny each rollover based upon the Plan's written criteria and any written guidelines presided by the Administrator and documented in the Plan Administrative Manual, or, if none, as set forth below:

                        To process a rollover request the participant must obtain the signature from the distributing plan, trustee or custodian, on the designated form, certifying that the monies distributed originally came from a qualified plan and have not been commingled with any non-eligible money. If a signature cannot be obtained a signed letter from the distributing plan, trustee or custodian on its Company letterhead will also be acceptable.

                        Requests that do not meet the specified criteria will be returned to the participant with further an explanation as to why the request cannot be processed. If the Sponsor or the Trustee determine that a request is not a valid rollover, the full amount of the requested rollover will be distributed to the participant.

      IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Eighth Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

THE DETROIT EDISON COMPANY                   FIDELITY MANAGEMENT TRUST
                                             COMPANY

By: /s/ Darrell K. Ferrell  04-25-2000       By: /s/ Carolyn Redden   05-03-2000
    ----------------------  ----------           ------------------   ----------
    Darrell K. Ferrell      Date                 Carolyn Redden       Date
                                                 Vice President

                                       2